Exhibit 10.24

STATE ECONOMIC REDEVELOPMENT AND

GROWTH INCENTIVE GRANT AGREEMENT

THIS STATE ECONOMIC REDEVELOPMENT AND GROWTH INCENTIVE GRANT AGREEMENT (“Agreement”) is made and entered into, as of February 11, 2011, by and among REVEL ENTERTAINMENT GROUP, LLC, a New Jersey limited liability company, having an address of 1301 Atlantic Avenue, Suite 200, Atlantic City, New Jersey 08401; and (solely for purposes of Section V(6) below) REVEL AC, INC., a Delaware corporation (the “Issuer,” and together with Revel Entertainment Group, LLC, the “Developer”); and the NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY (“Authority”), and the TREASURER OF THE STATE OF NEW JERSEY (“State Treasurer”), and shall be effective as of the date that a fully executed original of this Agreement is returned to Developer (the “Effective Date”).

WHEREAS, the New Jersey Economic Stimulus Act (“Act”) of 2009, P.L. 2009, c. 90, amended by P.L. 2010, c.10, and codified at N.J.S.A. 52:27D-489 et seq., created and established the Economic Redevelopment and Growth (“ERG”) Grant program for the purpose of encouraging redevelopment projects in qualifying economic redevelopment and growth grant incentive areas (“Grant Areas”) through the provision of the State of New Jersey (the “State”) and municipal incentive grants derived from certain incremental tax revenues realized at the project site to reimburse developers for certain project financing gap costs; and

WHEREAS, the Act further provides that the Authority, in consultation with the State Treasurer, shall establish a program for the provision of State ERG Grant in Grant Areas that do not qualify as such areas solely by virtue of being a transit village, provided that the State ERG grant for each project does not exceed 75% of the annual incremental revenues derived from the designated State taxes and the combined amount of reimbursements under State ERG grants with the State and, if applicable, the municipality, does not exceed 20 percent of the total cost of the project; and

WHEREAS, capitalized, undefined terms in this Agreement shall bear the same meanings that are ascribed to them in Appendix A (“ERG Guidelines”) to this Agreement.

WHEREAS, Developer has advised the Authority that it owns property bounded by New Jersey Avenue, Oriental Avenue, Metropolitan Avenue, and the Boardwalk, and property located at Metropolitan and Massachusetts Avenues between Oriental and Pacific Avenues, and as identified on the tax map as Block 62, Lots 1 and 2, and Block 68, Lots 3-13 inclusive, Atlantic City, New Jersey (collectively, the “Project Area”) and that it plans to redevelop that property in up to three (3) phases (each, a “Phase” and collectively, the “Phases”) in order to construct an entertainment resort project, as follows: Phase I shall be comprised of an entertainment resort, related amenities and commercial space, and approximately 1090 hotel rooms (“Phase I”); Phase II shall be comprised of approximately 505 additional hotel rooms, for a total of approximately 1,595 hotel rooms (“Phase II”); and Phase III shall be comprised of approximately 303 hotel rooms, for a total of approximately 1,898 hotel rooms (“Phase III”, and to the extent one or more Phases are completed by Developer, as provided below, the “Project”).

WHEREAS, the Project Area has been determined to be in a Qualifying Economic Redevelopment and Growth Grant Incentive Area for purposes of a State ERG grant; and

WHEREAS, the Developer has filed an application with the Authority to receive a State ERG Grant for its Project Financing Gap, and as part of that application has provided to the Authority the required information regarding the status of: (1) control of the entire redevelopment Project Area; (2) required State and federal government permits that have been issued for the redevelopment project, or will be issued pending resolution of financing issues; (3) local planning and zoning board approvals, as required, for the redevelopment Project; (4) estimates of the revenue increment base and projection of the eligible revenues for the Project, and the assumptions upon which those estimates are made; as well as other information required by the Act and the ERG Guidelines; and

WHEREAS, the Authority, in consultation with the State Treasurer, has reviewed the application and has determined that the proposed Project has estimated total project costs for each Phase, respectively, as follows (as to each Phase, the “Phase Eligible Project Costs”): for Phase I, $1,438,300,000 and eligible project costs of $1,157,820,000; for Phase II, $78,000,000 and eligible project costs of $78,300,000; and for Phase III, $71,000,000 and eligible project costs of $71,000,000 (in the aggregate of the applicable Phase Eligible Project Costs and to the extent that each Phase is completed, the “Eligible Project Costs”), that a Project Financing Gap exists and that, pursuant to a fiscal impact analysis, the overall public assistance provided to the Project will result in net positive economic benefits to the State which is at least 110% of the recommended grant assistance; and

WHEREAS, the Authority and State Treasurer have further found, based on the information provided in the application, that the State revenues to be realized from the Project will be in excess of the amount necessary to reimburse the Developer for the portion of the Project Financing Gap allocable to the State Incentive Grant; and

WHEREAS, after review of the application submitted by Developer, and consideration of the factors set forth in N.J.S.A. 52:27D-489(h) through -489(i) and the ERG Guidelines, the Authority at its Board meeting of February 1, 2011, and the State Treasurer in a letter dated February 10, 2011, approved the Developer’s application for a State ERG Grant in the maximum amount equal to twenty (20%) percent of the actual Eligible Project Costs, not to exceed the maximum amounts as follows: as to Phase I, the sum of $231,564,000; as to Phase II, the sum of $247,164,000; and as to Phase III, the sum of $261,364,000 (collectively, the “State ERG Grant”);

WHEREAS, the Developer and the Authority have entered into a commitment letter and the Developer has fulfilled the conditions precedent enumerated therein to executing this Agreement by: 1) obtaining redevelopment site plan approval from the City of Atlantic City, New Jersey permitting the development of the Project; 2) obtaining required State and federal government permits for the redevelopment Project and copies of all local planning and zoning board approvals that are required for the Project. In addition the Developer has obtained one or more commitments for commercial financing; and

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Developer, the Authority, and the State Treasurer, intending to be legally bound hereto, agree as follows:

I.	INCENTIVE GRANT

1. The parties acknowledge that the State, the Authority and Developer previously entered into a Brownfields Redevelopment Agreement, with an effective date of November 11, 2009, and that the repayments pursuant to this State ERG Grant Agreement will not commence until the after the last reimbursement of eligible remediation costs are paid under and in accordance with the terms of such Brownfields Redevelopment Agreement; the last such reimbursement under the Brownfields Redevelopment Agreement is anticipated to be paid from and after payment of the 2013 taxes by Developer.

2. After the payment of all reimbursements under the Brownfields Redevelopment Agreement, the State does hereby agree to pay Developer (or at the request of Developer, to the Issuer) the State ERG Grant derived from revenues of the following: (i) the Corporation Business Tax Act, N.J.S.A. 54:10A-1 et. seq., (ii) the Sales and Use Tax Act, N.J.S.A. 54:32B-1 et. seq., (iii) the hotel and motel occupancy fee assessed pursuant to N.J.S.A. 32D-1 et. seq., and (iv) the tax derived from net profits or a distributive share of partnership or of S corporation income under the New Jersey Gross Income Tax Act, N.J.S.A. 54A:1-1 et. seq., each of which the States collects and which are directly realized from the businesses operating at the Project, less taxes and other impositions allocated to the Casino Reinvestment Development Authority (“CRDA”) pursuant to the Casino Reinvestment Development Authority Urban Revitalization Act, N.J.S.A. 5:12-173.9 et. seq., which are to be rebated to Developer under that certain Project Grant Agreement (the “Project Grant Agreement”) entered into with CRDA, dated December 18, 2007 (such collected revenues, minus the CRDA rebate, being referred to as the “Developer Eligible Revenues”), subject to the limitations set forth below. A copy of the Project Grant Agreement is attached hereto and made a part hereof as Attachment 1.

3. The State ERG Grant shall not exceed the maximum amount of twenty (20%) percent of each of the actual Phase Eligible Project Costs, respectively, not to exceed, as to each Phase, the respective Phase Eligible Project Costs, as follows: for Phase I, $1,157,820,000; for Phase II, $78,300,000; and for Phase III, $71,000,000, for a maximum aggregate amount of $1,306,820,000; provided that the aggregate amount of such reimbursement shall not exceed a sum equal to seventy-five (75%) percent of the Developer Eligible Revenues, for a period of 20 years commencing upon the first reimbursement to Developer under this Agreement; and provided further that the annual percentage amount of reimbursement shall not exceed a sum equal to seventy-five (75%) of the Developer Eligible Revenues in each year. In no event shall the combined amount of the reimbursements under this State ERG Grant agreement with the State and, if applicable, the municipality, exceed 20 percent of the actual Eligible Project Costs, which are estimated to be approximately $261,364,000.

4. Notwithstanding anything to the contrary contained above, if the Project premises do not produce, in a given tax year, the estimated amount of Developer Eligible Revenues for such tax year, as provided in Appendix B, attached hereto and made a part hereof, the percentage of the State ERG Grant that the Developer shall receive for such tax year shall be limited to seventy-five (75%) of the actual Developer Eligible Revenues received for that tax year.

5. Except to the extent remitted to the Pledged Account (as such term is defined below) and in the manner provided in Sections V(5) and VII(1) below (to the extent that it relates to the Project Development Account), the proceeds of the State ERG Grant payments to Developer shall be deposited into a designated trust account (the “Project Development Account”) under the control of an independent financial institution, acting as trustee, which trustee shall be governed by the terms of a trust agreement (the “Trust Agreement”) subsequently to be negotiated by the parties, such proceeds to be released for the purpose of funding one or more of Developer’s State ERG Grant projects (each, an “ERG Funded Project” and collectively, the “ERG Funded Projects”) that are described on Appendix C, attached hereto and made a part hereof. Without limitation of any other agreed terms, the Trust Agreement shall require the prior written consent of the Authority, upon its review of the documents and information described in Section (V)(5) below, for the release of any monies to Developer from the Project Development Account for the purpose of funding the cost of the respective ERG Funded Projects that are undertaken by Developer in accordance with this Agreement. Upon the release of monies for the final ERG Funded Project, the Project Development Account shall be closed and the trustee’s obligations under the Trust Agreement shall be terminated.

6. It is anticipated that Phase I of the Project will be completed within three (3) years of the Effective Date; Phase II of the Project will be completed within four (4) years of the Effective Date; and Phase III of the Project will be completed within five (5) years of the Effective Date. Failure to timely complete Phase I of the Project will require the Developer to provide evidence to the Authority demonstrating to the Authority’s satisfaction, that Phase I of the Project will be expeditiously finished. Failure to present such evidence will constitute an event of default entitling the Authority to terminate this Agreement, at the Authority’s sole discretion. Notwithstanding any other terms and provisions of this Agreement, Developer shall not be obligated to complete any Phase other than Phase I, it being acknowledged that the granting and funding of the State ERG Grant as to Phase I, in the manner provided in this Agreement, is not dependent upon the commencement or completion of Phases II or III. Similarly, the granting and funding of the State ERG Grant as to Phase II is not dependent upon the commencement or completion of Phase III. If Developer elects not to proceed with the construction of Phase II or Phase III, as may be applicable, such election shall have no effect upon the covenants and obligations of this Agreement as they pertain to the completed Phase or Phases, which shall in such event be considered to be the Project for all purposes herein.

II.	PROJECT COST STATEMENT

1. Prior to and as a condition of the State remitting the first reimbursement to the Developer (or at the request of Developer, to the Issuer) under the State ERG Grant, the Developer shall submit the following for the Authority’s review and approval as to each completed Phase (the “Phase Project Cost Statement”): (1) satisfactory evidence of the actual Phase Eligible Project Costs incurred by Developer for the Project Site, as certified by a certified public accountant; (2) evidence that Developer has received a permanent or temporary certificate of occupancy as to the applicable Phase; (3) a certification from Developer indicating whether Developer is aware of any condition, event or act which constitutes a Default or an Event of Default or which would constitute an Event of Default with the giving of notice or passage of time, or both, under this Agreement; and (4) such other information as the Authority may require, in a format to be prescribed by the Authority.

III.	PAYMENT TERMS

1. Upon approval of the Developer’s Phase Project Cost Statement as applicable to the designated Phase, the Authority shall transmit the approval to the Director of the Division of Taxation (“Director”), New Jersey Department of the Treasury. For purposes of this Agreement, the Phase Eligible Project Costs approved by the Authority shall serve as the actual Total Project Costs for purposes of calculating the total and annual State ERG Grant amounts applicable to such Phase.

2. Upon receiving the verified actual Phase Eligible Project Costs from the Authority, the Director shall calculate the maximum State ERG Grant to which the Developer may be entitled with respect to such Phase, subject to the amount of Developer Eligible Revenues collected and the limitations set forth in this Agreement. For that year and on an annual basis thereafter, the Director shall calculate the appropriate annual State ERG Grant payment based on the revenues collected in the prior calendar year from the Developer Eligible Revenues subject to the limitations set forth in this Agreement.

3. Developer shall provide the Director no later than March 1st of each year, the required information pursuant to V(1) hereof. Provided that such information has been received and is acceptable, the State ERG Grant shall be paid by the State in annual installments payable no later than June 1st of each year, for a term not to exceed twenty (20) years. When assessing whether new Developer Eligible Revenues have in fact been generated for such reimbursement, the Director will review all available documentation concerning any such new taxes generated.

4. All payments made hereunder shall be subject to annual appropriation by the State Legislature and availability of funds. Failure to pay as a result of these conditions shall not constitute an event of default hereunder.

5. A sum equal to 20% of any reimbursement to which Developer is entitled under this Agreement shall be withheld by the Department of the Treasury for adjustment as necessary, and shall not be released to the Developer, until the expiration of the applicable statute of limitations with respect to the taxes specified in Article I(2) above. As and when the applicable statute of limitations expires as to each such tax, the amount of withheld State ERG Grant that is applicable to such tax shall be released to the Developer in the manner provided in this Agreement. If the expiration of the applicable statute of limitations occurs after the twenty (20) year term of the State ERG Grant, then notwithstanding such termination the amounts reserved pursuant to this Section (III)(5) shall be released to Developer as and when each such statute of limitations expires.

6. An annual charge of $5,000 and all additional reasonable administrative costs associated with this State Incentive Grant shall be assessed to Developer and retained by the Director of Taxation, from the annual incentive grant payments, subject to ERG regulations becoming final.

IV.	REPRESENTATIONS

Developer warrants and represents to the State the following:

1. Revel Entertainment Group, LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New Jersey, and Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement.

2. This Agreement is a legal, valid and binding obligation of Developer, enforceable against it in accordance with its terms.

3. The representations, statements and warranties of Developer set forth in its application to the Authority as amended prior to entry of this Agreement and the representations, statements and warranties set forth herein, (1) are true, correct and complete in all material respects; (2) do not contain any untrue statement of a material fact; and (3) do not omit to state a material fact necessary to make the statements contained herein or therein not misleading or incomplete.

4. The execution, delivery and performance by it of this Agreement shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in its certificate of formation or operating agreement, or contained in any agreement, instrument, document, bond indenture, law, rule, regulation, order, decree, writ, judgment, injunction, or award to which it is now a party or by which it or any of its assets is bound.

5. There is no action or proceeding pending, or to the best knowledge of Developer, threatened by or against it by or before any court or administrative agency that might adversely affect the ability of Developer to perform its obligations under this Agreement and it has, and is in material compliance with respect to, all government approvals, permits, certificates, inspections, consents and franchises necessary to complete the Project, to conduct its business, and to own or lease and operate its properties and all such government approvals, permits and certificates are in full force and effect.

6. To the best of its knowledge, Developer is in compliance with all applicable statutes, regulations or ordinances of governmental agencies and authorities having jurisdiction over it and the Project, including without limitation, those of the United States of America, the State of New Jersey and the City of Atlantic City, including any and all environmental laws.

7. It has good, indefeasible and marketable title to and fee simple ownership of, or a valid right to use, the lands comprising the Project.

V.	COVENANTS

Developer covenants that as long as its State ERG Grant remains outstanding and the State has any obligation to reimburse Developer under this Agreement as set forth above, Developer shall, to the extent applicable to the State ERG Grant:

1. Notify all businesses conducting operations on or at the Developer Project Area that certain incremental taxes are pledged under this Agreement and shall obtain information about such businesses as is necessary for the State to ascertain the incremental tax revenue, including but not limited to the name, address, taxpayer identification number, change in business ownership and any other information that may be required by the State. Developer acknowledges that the State will not provide to Developer information about individual taxes paid by businesses located at the redevelopment Project Area.

2. Comply with all applicable law, and specifically, that the Project will comply with (i) the Authority’s prevailing wage requirements as set forth in N.J.S.A. 34:1B-5.1, (ii) the Authority’s affirmative action requirements as set forth in N.J.S.A. 34:1B-5.4, (iii) either the Interim Guidelines for the Green Energy Manual or the New Jersey Board of Public Utilities Pay for Performance program guidelines (iv) the Conflicts of Interest Law as set forth in N.J.S.A. 52:13D-12 et seq., (v) requirements of the Americans with Disabilities Act of 1990, 42 U.S.A. Sec. 12101 et seq. and implementing regulations, and (vi) requirements of all environmental laws.

3. Comply with all reporting requirements of N.J.S.A. 52:27D-489 and any other reporting requirements that may be required by law or this Agreement, including but not limited to the requirements of an annual report and the submission of an annual tax clearance certificate issued by the Division of Taxation pursuant to N.J.S.A. 52:39-1 et seq. prior to receipt of reimbursement.

4. Provide such additional financial and other information as the State may reasonably request, which may include annual audited financial statements, in order to enable the State to confirm (i) the Project Cost Statement referred to above, (ii) the use of funds deposited in the Project Development Account, and (iii) the payment of Dividends (as such term is defined in Section V (6) below).

5. Undertake to complete the respective ERG Funded Projects expeditiously, as funds on deposit in the Project Development Account reasonably permit, subject to and in accordance with the terms of this Agreement. In connection with the foregoing covenant, Developer shall provide the Authority with copies of contracts, proposals, plans, budgets, and other information with respect to each proposed ERG Funded Project at or before the commencement thereof for purposes of the Authority’s review and consent to the release of monies from the Project Development, to the extent allocable to such ERG Funded Project, as is contemplated in Section I(5) above. The Authority and Developer shall review, on an annual basis, the balance of the Project Development Account to determine the feasibility of a disbursement to fund any ERG Funded Projects based upon the estimated cost thereof.

6. The Authority and the State Treasurer acknowledge that, in connection with the issuance by the Issuer of second lien notes (the “Second Lien Notes”) to certain investors (the “Second Lien Note Holders”), Issuer would issue warrants (“Warrants”) to the Second Lien Note Holders to acquire ninety percent (90%) (on a fully diluted basis giving effect to the exercise of all of the Warrants and not taking into account unvested shares) of the outstanding common stock of the Issuer (the “Common Stock”) measured as of the issuance date (the “Issue Date”) of the Warrants (subject to decrease upon the occurrence of the Vesting Events (as defined below)

to 85% of the outstanding Common Stock (on a fully diluted basis giving effect to the exercise of all of the Warrants) measured as of the Issue Date). Accordingly, on a fully diluted basis after giving effect to the exercise of all of the Warrants, on the Issue Date, the then current management of the Issuer (the “Management Stockholders”) will beneficially own in the aggregate ten (10%) percent of the outstanding Common Stock (on a fully diluted basis giving effect to the exercise of all of the Warrants and not taking into account unvested shares) measured as of the Issue Date (subject to increase upon the occurrence of the Vesting Events to 15% of the outstanding Common Stock of the Issuer (on a fully diluted basis giving effect to the exercise of all of the Warrants) measured as of the Issue Date. The Authority and the State Treasurer further acknowledge that, if either or both of two (2) events described more fully in the terms of the Warrants (the “Vesting Events”) occur, unvested shares held in escrow by the Issuer would vest such that immediately after such vesting, the Management Stockholders’ beneficial ownership of the Common Stock shall be increased to 12.5% if one of such events occurs (and 15% if both such Vesting Events occur) of the outstanding shares of Common Stock (on a fully diluted basis giving effect to the exercise of all of the Warrants and not taking into account unvested shares) measured as of the Issue Date. Upon the actual payment to the Management Stockholders of any cash dividend by the Issuer (a “Dividend”), whether arising from income generated from the operation of the Project, a sale of assets of the Issuer, a recapitalization including Issuer, an initial placement offering by the Issuer, or a similar event, the amount of the Dividend that the Management Stockholders are entitled to receive shall be reduced by, and the Issuer shall pay to the Authority, an amount that would be paid to the Authority as if, and on the basis that, the Authority directly owned twenty (20%) percent of the ten (10%) percent of Common Stock (on a fully diluted basis after giving effect to the exercise of all of the Warrants and not taking into account unvested shares (the “State Distribution Proceeds”)) initially owned by the Management Stockholders (i.e., a sum equal to two (2%) percent of the Dividend); provided, that the State Distribution Proceeds payable by the Issuer to the Authority on the date of payment of the Dividend shall be increased, if either or both of the Vesting Events occurs, to a sum equal to two and one-half (2.5%) or to three (3.0%) percent of the Dividend, as may be applicable; provided, further, that the Authority shall at no time actually own or become entitled to own any Common Stock, and the Authority’s interest in the State Distribution Proceeds shall be limited solely to monies as, when, and to the extent actually paid by the Issuer in the form of a Dividend. Notwithstanding anything contained herein to the contrary, the amount of State Distribution Proceeds actually paid by Issuer to Authority shall at no time exceed an amount equal to the lesser of (i) the applicable State Percentage of the specific, paid Dividend (i.e., 2%, 2.5%, or 3% based upon the occurrence of the Vesting Events), or (ii) the total amount of the State ERG Grant proceeds that have actually been reimbursed to Developer as of the date of payment of the Dividend, less the amount of any previously paid State Distribution Proceeds.

VI.	ASSIGNMENT

1. Except as is provided in this Section VI(1) and in Article VII below, Developer shall not assign or pledge this Agreement for the security of any loan without the express written consent of the Authority and the State Treasurer, as is provided in the Act.

VII.	ASSIGNMENT OF AGREEMENT; PROJECT DEVELOPMENT ACCOUNT

1. Under and pursuant to the terms of Section 489i(g) of the Act, upon the execution of this Agreement, the State Treasurer and the Authority shall be deemed to have consented to the assignment of this Agreement in connection with the following transactions and to have agreed to the terms below relating to the funding of the Project Development Account:

(a) Developer shall be and is hereby authorized to pledge and assign as security its right, title, and interest in and to this Agreement (provided, however, that upon any such pledge and assignment Developer shall not be exculpated from, and the State Treasurer and the Authority reserve the right to enforce against Developer, the performance by Developer of its covenants and obligations to the State Treasurer and the Authority as provided in this Agreement), including, without limitation, up to Seventy Million ($70,000,000) Dollars of the proceeds of the State ERG Grant payments to be remitted to Developer under this Agreement by the payment thereof, in the manner provided below, to a separate escrow account pursuant to Section 489ig of the Act (the “Pledged Account”) to be established with an independent financial institution, which pledge, assignment, and Pledged Account shall be a credit enhancement to the Second Lien Note Holders in the event that the aggregate original principal amount the Second Lien Notes is at least $75,000,000, to finance a portion of the costs to complete the Project.

(b) The Pledged Account shall be funded by the remittance of a sum equal to forty-five (45%) percent of the proceeds of the annual State ERG Grant as and when such proceeds are reimbursed to Developer (or at the request of Developer, to the Issuer) under this Agreement; the remaining fifty-five (55%) percent of such proceeds shall be paid into the Project Development Account. The foregoing allocation shall not apply to the monies that are withheld by the Authority under the terms of Article III(5) above until, and to the extent that, monies are released therefrom. The funding of the Pledged Account as provided in this Section VH(l)(b) shall continue until the earlier of such time as (i) the Pledged Account has a balance equal to the lesser of Seventy Million ($70,000,000) Dollars or the then outstanding aggregate principal amount of the Second Lien Notes, or (ii) the occurrence of the Monetizing Event, as such term is defined in Section VII(1)(c) below.

(c) Developer shall use its good faith efforts to procure and obtain the issuance of a loan in the principal amount of at least $100,000,000, which may require, pursuant to Section 489ig of the Act, the pledge or assignment by Developer of all of its right, title, and interest in and to this Agreement, including, without limitation, the proceeds of the State ERG Grant payments (excluding the proceeds to be deposited in the Pledged Account) under this Agreement (the “Monetizing Event”). At such time and upon the closing and funding of the Monetizing Event, the amount necessary to increase the then current balance of the Pledged Account to the lesser of (i) Seventy Million ($70,000,000) Dollars, or (ii) the aggregate principal amount of the Second Lien Notes then outstanding, shall be remitted directly from the proceeds of such Monetizing Event for deposit into the Pledged Account.

(d) Developer shall grant to the Second Lien Note holders a first priority lien on the State ERG Grant proceeds as and when they are paid into the Pledged Account; provided, however, that the amounts paid into the Pledged Account shall be retained in the Pledged Account and shall not be released to the Second Lien Note holders except upon the occurrence of an Event of Default (as defined in the Second Lien Note), at which time the proceeds of the Pledged Account may be released to the Second Lien Note Holders solely to pay principal, interest and other amounts due and payable under the Second Lien Notes.

(e) Under and pursuant to the terms of Section 489ig of the Act, the Developer may pledge and assign, as security for a loan, any or all of its right, title, and interest in and to a redevelopment grant agreement with the Authority and the State Treasurer, upon and with their consent. Accordingly, prior to and until the occurrence of the Monetizing Event, in addition to the first priority lien of the Second Lien Note Holders on the proceeds that are actually paid into the Pledged Account, Developer shall pledge and assign to the Second Lien Note Holders all of Developer’s right, title and interest in and to this Agreement, including, without limitation, the State ERG Grant payments that are or may subsequently be reimbursed to Developer under this Agreement; provided that, and as a condition thereof, upon the occurrence of the Monetizing Event, the Second Lien Note Holders shall execute and deliver a release, and shall cause a termination or discharge to be filed of record, if applicable, of all of their right, title, and interest in and to this Agreement, including, without limitation, the State ERG Grant payments, except with respect to the Pledged Account, as provided in Section VII(l)(a) above. Upon such release and termination, the rights of the Second Lien Note Holders to the State ERG Grant payments shall be limited to their claims to the then outstanding balance of the Pledged Account.

(f) Upon the Pledged Account having a balance equal to the lesser of (i) Seventy Million ($70,000,000) Dollars, or (ii) the aggregate principal amount of the Second Lien Note then outstanding, Developer’s principal payments to Second Lien Note holders, as and when remitted, will be deemed to directly reduce the balance required to be maintained in the Pledged Account on a dollar-for-dollar basis equal to the amounts of the principal payments (the “Reduced Principal Amounts”) so remitted to the Second Lien Note Holders, and the Reduced Principal Amounts shall be remitted to the Project Development Account.

(g) Upon a refinancing of the Second Lien Note and/or the satisfaction thereof, all proceeds in the Pledged Account will be released to the Project Development Account for the purpose set forth in Section VII(1)(f) above.

(h) Until such time that (A) the Pledged Account has a balance equal to the lesser of (i) Seventy Million ($70,000,000) Dollars, or (ii) the aggregate principal amount of the Second Lien Notes then outstanding, or (B) the Second Lien Notes have been satisfied, the Developer has covenanted to the Second Lien Note Holders that it will not agree to any modification or amendment of the terms of the State ERG Grant made to Developer in a manner that may materially adversely affect the Second Lien Note Holders without their prior written approval.

VIII. INDEMNIFICATION; INSURANCE

1. Developer shall at all times protect and hold the State, the Authority, the Department of the Treasury and the Division of Taxation, and each of their assigns, directors, agents, contractors and employees (collectively, the “Indemnified Parties”) harmless of, from and against any and all claims (whether in tort, contract or otherwise), demands, expenses (including, without limitation, attorneys’ fees) and liabilities for losses, damage and injury, resulting from or arising out of: (1) the financing of the costs of the Project, (2) the ownership, planning, design, acquisition, site preparation, transportation, construction, renovation, equipping, installation, maintenance, repair, replacement or completion of the Project or any part thereof or the effecting of any work done as part of the Project, (3) any defects (whether latent or patent) in the Project or any part thereof, (4) the maintenance, repair, replacement, restoration, rebuilding, demolition, upkeep, use, occupancy, ownership, leasing, subletting or operation of the Project or any portion thereof, (5) any act of negligence of Developer or of any of its agents, contractors, servants, employees or licensees at the Project Area, (6) any act of negligence of any assignee or sub lessee of Developer at the Project Area, or (7) any violation of or failure to comply by Developer with any legal requirement applicable to the Project, including environmental laws, or any cost imposed upon any of the Indemnified Parties by any legal requirement applicable to the Project, and shall reimburse any such Indemnified Party for any reasonable legal or other expenses incurred by it in investigating any claims against it and defending any actions, insofar as such losses, claims, damages, liabilities or actions arise out of the Project at the Project Area; provided, however, that the foregoing indemnifications and protections shall not extend to any losses arising from the gross negligence or willful misconduct of an Indemnified Party. Such indemnification set forth above shall be binding upon Developer for any and all claims, demands, expenses, liabilities and taxes set forth herein and shall survive the termination of this Agreement. Except as provided above, no Indemnified Party shall be liable for any damage or injury to the person or property of Developer or its directors, officers, employees, agents or servants or persons under the control or supervision of Developer or any other Person who may be involved with the Project, due to any act or gross negligence of any Person other than for the negligence or willful misconduct of such Indemnified Party.

2. To effectuate the purposes of the previous paragraph, Developer agrees to obtain sufficient coverage under its commercial general liability insurance policy to cover not only its own liability, but also, any liability which might arise under this Section against the Indemnified Parties, to the extent such liability is insurable under a commercial general liability insurance policy. If available, Developer shall include the Indemnified Parties as additional insureds in any liability insurance coverage for the Project. Developer will provide evidence of such insurance upon request.

3. The liability of the Authority, the Department of the Treasury and the Division of Taxation, and their directors and employees shall be subject to all provisions of the New Jersey Tort Claims Act, N.J.S.A. 59:1-1 et seq. and the New Jersey Contractual Liability Act, N.J.S.A. 59:13-1 et seq.

IX.	DEFAULT

1. The occurrence of any one or more of the following events (whether such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree, or order of any court, or any order, rule or regulation of any administrative or governmental body) if such failure is capable of cure, but cannot be cured by payment of money or by diligent efforts within a thirty (30) day period following notice to Developer, but such diligent efforts are properly commenced within such cure period and Developer is diligently pursuing, and shall continue to pursue diligently, remedy of such failure, the cure period shall be extended for an additional period of time, not to exceed an additional forty-five (45) days and in no case to extend beyond the expiration of this Agreement shall constitute an “Event of Default”:

a.	Any representation or warranty, statement, report, financial statement or certificate made by Developer in its application or in this Agreement is, at the time made, false, misleading, or inaccurate in any material respect, or Developer has violated the debarment standards of the Authority.

b.	Developer fails to observe or perform in any other material respect any other term, covenant or condition imposed on it under this Agreement and such failure shall have continued for thirty (30) days after the delivery to Developer of written notice thereof from the Authority.

c.	Developer fails to pay State taxes or a State assessment on the Project on or before the expiration date of any grace period with respect thereto, unless other arrangements acceptable to the State have been made for the payment of such taxes or assessments; provided, however, that nothing contained herein shall be deemed to prohibit Developer’s right to contest any such taxes or assessments.

d.	Developer (i) commences any case, proceeding or other section (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeks appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Developer shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Developer any case, proceeding or other action of a nature referred to in subsection (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of ninety (90) days.

e.	An Event of Default has occurred and is continuing under any other agreements or contracts with the Authority with respect to existing assistance or new assistance provided by the Authority (the term “Event of Default” being defined in accordance with such other agreements or contracts, as may be applicable).

X.	REMEDIES

1. Upon the occurrence and during the continuance of any Event of Default, following applicable notice and cure periods, the Authority shall have the right, at its sole and absolute discretion, upon thirty (30) days written notice to Developer, to terminate this Agreement, at which time any obligation of the State to make any further reimbursement as contemplated by this Agreement shall immediately terminate.

XI.	MISCELLANEOUS

1. This Agreement and the attachments hereto embody the entire Agreement and understanding by and among the Authority, the State Treasurer, and Developer and supersede all prior agreements and understandings both written and oral, among the parties, relating to the subject matter herein. All modifications, waivers, and amendments hereto must be made in writing by mutual agreement of the parties.

2. If any term or provision of this Agreement or any application thereof shall be declared invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

3. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing (including by facsimile), and directed to the address provided as follows:

If to the Authority, to:	New Jersey Economic Development Authority 36 West State Street, P.O. Box 990 Trenton, NJ 08625-0990 Attn: Portfolio Services

If to Developer or Issuer, to:	Mr. Kevin DeSanctis Revel Entertainment Group, LLC 1301 Atlantic Avenue, Suite 200 Atlantic City, NJ 08401

If to the NJ Division of Taxation, to:	Taxation Regulatory Services 50 Barrack Street P.O. Box 269 Trenton, NJ 08695

With a copy to:	Nicholas F. Talvacchia, Esquire Cooper Levenson April Niedelman & Wagenheim, P.A. 1125 Atlantic Avenue Atlantic City, NJ 08401

And:

Kenneth D. Wolfe, Esquire Cooper Levenson April Niedelman & Wagenheim, P.A. 1125 Atlantic Avenue Atlantic City, NJ-08401

4. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its choice of law rules thereof. Each party hereby consents to the personal jurisdiction and venue in the state or federal courts of the State of New Jersey, and expressly agrees not to contest such jurisdiction or venue and not to seek a change of venue in any action commenced under or with respect to the terms of this Agreement.

5. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. The parties do not intend the benefits of this Agreement to inure to any third party. Notwithstanding anything contained herein, or any conduct or course of conduct by any of the parties hereto, or their respective affiliated companies, agents or employees, before or after signing this Agreement, this Agreement shall not be construed as creating any rights against the parties, or any of their officers, agents or employees, in favor of any other person or entity other than the other parties hereto.

7. Section headings have been inserted in this Agreement as a matter of convenience for reference only and such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of this Agreement.

8. This Agreement may be executed in two (2) or more counterparts, each of which, when executed, shall be deemed to constitute one and the same Agreement. Faxed and/or PDF signatures shall be accepted the same as originals for purposes hereunder.

IN WITNESS HEREOF, Developer, the Authority and the State Treasurer, intending to be legally bound, execute this Agreement on the day and year last written below.

REVEL ENTERTAINMENT GROUP, LLC

DATE: Feb 10, 2011	By:	/s/ Kevin DeSanctis
	Name:	Kevin DeSanctis
	Title:	CEO

STATE OF NEW JERSEY	:

: SS.:

COUNTY OF Atlantic	:

BE IT REMEMBERED, that on this 10th day of February, 2011, before me, the subscriber, personally appeared Kevin DeSanctis, the Chief Executive Officer of Revel Entertainment Group, LLC, a New Jersey limited liability company, who, I am satisfied is the person who executed the foregoing Instrument on behalf of said limited liability company, and who thereupon acknowledged that he signed and delivered said Instrument as CEO, and that said Instrument is the voluntary act and deed of said limited liability company.

/s/ KERRI L. KOPERVOS

KERRI L. KOPERVOS
A Notary Public of New Jersey
My Commission Expires 02/09/2012

IN WITNESS HEREOF, Developer, the Authority and the State Treasurer, intending to be legally bound, execute this Agreement on the day and year last written below.

REVEL AC, INC.

DATE: Feb. 10, 2011	By:	/s/ Kevin DeSanctis
	Name:	Kevin DeSanctis
	Title:	CEO

STATE OF NEW JERSEY	:

: SS.:

COUNTY OF Atlantic	:

BE IT REMEMBERED, that on this 10th day of February, 2011, before me, the subscriber, personally appeared Kevin DeSanctis, the Chief Executive Officer of Revel AC, Inc., a Delaware corporation, who, I am satisfied is the person who executed the foregoing Instrument on behalf of said limited liability company, and who thereupon acknowledged that he signed and delivered said Instrument as CEO, and that said Instrument is the voluntary act and deed of said limited liability company.

/s/ KERRI L. KOPERVOS

KERRI L. KOPERVOS
A Notary Public of New Jersey My Commission Expires 02/09/2012

IN WITNESS HEREEOF, Developer, the Authority and the State Treasurer, intending to be legally bound, execute this Agreement on the day and year last written below.

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

DATE: 2/9, 2011	By:	/s/ Teri Dunlop
	Name:	Teri Dunlop
	Title:	Director Closing Services

STATE OF NEW JERSEY	:

	:	SS.:

COUNTY OF Mercer	:

BE IT REMEMBERED, that on this 9th day of February 2011, before me, the subscriber, personally appeared, Teri Dunlop, to me known, who, being by me duly sworn, did depose and make proof to my satisfaction that she is the Director, Closing Services of the New Jersey Economic Development Authority; that the execution, as well as the making of this Instrument, have been duly authorized by a proper resolution of the Board of said Authority; and said Instrument was signed and delivered by her as and for the voluntary act and deed of said Authority.

/s/ Renee Chavez-Caverly

Renee Chavez-Caverly
A Notary Public of New Jersey
My Commission Expires April 26, 2011

TREASURER OF THE STATE OF NEW JERSEY

DATE: 2/10, 2011	By:	/s/ Andrew P. Sidamon-Eristoff
	Name:	Andrew P. Sidamon-Eristoff
	Title:	State Treasurer

STATE OF NEW JERSEY	:

	:	SS.:

COUNTY OF Mercer	:

BE IT REMEMBERED, that on this 10th day of February 2011, before me, the subscriber, personally appeared, Andrew P. Sidamon-Eristoff, to me known, who, being by me duly sworn, did depose and make proof to my satisfaction that he is the State Treasurer of the State of New Jersey; that the execution, as well as the making of this Instrument, has been duly authorized by a proper resolution; and said Instrument was signed and delivered by him as and for the voluntary act and deed of said Treasurer of the State of New Jersey.

/s/ SHARON ALESSI

SHARON ALESSI
NOTARY PUBLIC OF NEW JERSEY
Commission Expires 9/25/2013

APPENDIX A

ERG GUIDELINES

Definitions:

“Applicant” means a developer proposing to enter into a redevelopment incentive grant agreement.

“Ancillary infrastructure project” means public structures or improvements that are located in the public right-of-way outside the project area of a redevelopment project, provided a developer or municipal redeveloper has demonstrated that the redevelopment project would not be economically viable without such improvements.

“Authority” means the New Jersey Economic Development Authority established under section 4 of P.L.1974, c.80 (C.34:1B-4).

“Cash on cash yield” means total revenues less operating expenses divided by total project costs.

“Developer” means any person who enters or proposes to enter into a redevelopment incentive grant agreement pursuant to the provisions of section 9 of P.L.2009, c.90 (C.52:27D-489i). A developer also may be a municipal government or a redevelopment agency as defined in section 3 of P.L.1992, c.79 (C.40A:12A-3).

“Developer contributed capital” means equity.

“Director” means the Director of the Division of Taxation in the Department of the Treasury.

“Eligible revenue” means the property tax increment and any other incremental revenues set forth in section 11 of P.L.2009, c.90 (C.52:27D-489k).

“Equity” means cash, development fees, costs for project feasibility incurred within the 12 months prior to application, federal tax credits, property value less any mortgages, and any other investment by the developer in the project deemed acceptable by the Authority in its sole discretion. Property value shall equal either the purchase price, provided the property was purchased pursuant to an arm’s length transaction within 12 months of application, or the value as determined by a current appraisal acceptable to the Authority.

“Fiscal impact analysis” means the analysis to be undertaken by the Authority to determine if the project meets the requirement of providing a net positive economic impact to the State. For the purposes of determining if the applicant fulfills the positive economic impact requirement, the analysis would need to demonstrate that the project’s net economic benefit equals at least one hundred and ten percent of the amount of grant assistance. The analysis will be an econometric model that uses project data provided by the developer, including but not limited to: jobs created and retained, amount of capital investment, type of project, occupancy characteristics and location; and by using this information shall generate an estimate of direct and indirect economic output, as deemed reasonable by the Authority, and projected eligible revenues. This information may be supplemented by the use of industry accepted estimates, i.e., U.S. Department of Commerce Regional Input-Output Modeling System data, when specific data is not available. In addition, to the extent applicable, the model will incorporate estimated costs related to the provision of local services as supplied by the municipality, or through other data supplied by the Board.

“Incentive grant” means reimbursement of all or a portion of the project financing gap of a redevelopment project through the State or a local Economic Redevelopment and Growth Grant program pursuant to section 4 or section 5 of P.L.2009, c.90 (C.52:27D-489d or C.52:27D-489e).

“Infrastructure improvements in the public right-of-way” mean public structures or improvements located in the public right of way that are located within a project area or that constitute an ancillary infrastructure project.

“Internal rate of return” means the discount rate at which the present value of the future cash flows of an investment equal the cost of the investment.

“Municipal redeveloper” means a municipal government or a redevelopment agency acting on behalf of a municipal government as defined in section 3 of P.L.1992, c.79 (C.40A:12A-3) that is an applicant for a redevelopment incentive grant agreement.

“Net profit margin” means net income as a percentage of project sales value.

“Project area” means land or lands under common ownership or control including through a redevelopment agreement with a municipality or as otherwise established by a municipality.

“Project financing gap” means the part of the total redevelopment project cost, including return on investment, that remains to be financed after all other sources of capital have been accounted for, including, but not limited to, developer contributed capital, which shall not be less than 20 percent of the total project cost, and investor or financial entity capital or loans for which the developer, after making all good faith efforts to raise additional capital, certifies that additional capital cannot be raised from other sources.

“Project revenue” means all rents, fees, sales, and payments generated by a project, less taxes or other government payments.

“Property tax increment” means the amount obtained by:

(1) multiplying the general tax rate levied each year by the taxable value of all the property assessed within a project area in the same year, excluding any special assessments; and

(2) multiplying that product by a fraction having a numerator equal to the taxable value of all the property assessed within the project area, minus the property tax increment base, and having a denominator equal to the taxable value of all property assessed within the project area.

For the purpose of this definition, “property tax increment base” means the aggregate taxable value of all property assessed which is located within the redevelopment project area as of October 1st of the year preceding the year in which the redevelopment incentive grant agreement is authorized.

“Publicly-owned structure, improvement or infrastructure” means, within the project area and including but not limited to, access roads; widening and acquisition of right-of-ways; traffic improvements including but not limited to signalization and new interchanges, public parking structures, and pedestrian, bicycle-oriented and mass transit improvements; and public utilities such as water, sewer, electric and gas.

“Qualifying economic redevelopment and growth grant incentive area” means Planning Area 1 (Metropolitan), Planning Area 2 (Suburban), or a center as designated by the State Planning Commission; a pinelands regional growth area, a pinelands town management area, a pinelands village, or a military and federal installation area established pursuant to the pinelands comprehensive management plan adopted pursuant to P.L. 1979, c.111 (C.13:18A-1 et seq.); a transit village, as determined by the Commissioner of Transportation; and federally owned land approved for closure under a federal Base Realignment Closing Commission action.

“Redevelopment incentive grant agreement” means an agreement between, (1) the State and the New Jersey Economic Development Authority and a developer, or (2) a municipality and a developer, or a municipal ordinance authorizing a project to be undertaken by a municipal redeveloper, under which, in exchange for the proceeds of an incentive grant, the developer agrees to perform any work or undertaking necessary for a redevelopment project, including the clearance, development or redevelopment, construction, or rehabilitation of any structure or improvement of commercial, industrial, residential, or public structures or improvements within a qualifying economic redevelopment and growth grant incentive area or a transit village.

“Redevelopment project” means a specific work or improvement, including lands, buildings, improvements, real and personal property or any interest therein, including lands under water, riparian rights, space rights and air rights, acquired, owned, developed or redeveloped, constructed, reconstructed, rehabilitated or improved, undertaken by a developer within a project area and any ancillary infrastructure project associated therewith.

“Redevelopment utility” means a self-liquidating fund created by a municipality pursuant to section 12 of P.L.2009, c.90 (C.52:27D-4891) to account for revenues collected and incentive Grant paid pursuant to section 11 of P.L.2009, c.90 (C.52:27D-489k), or other revenues dedicated to a redevelopment project.

“Revenue increment base” means the amounts of all eligible revenues from sources within the redevelopment project area in the calendar year preceding the year in which the redevelopment incentive grant agreement is executed, as certified by the State Treasurer for State revenues, and the chief financial officer of the municipality for municipal revenues.

“Soft costs” means all costs associated with financing, design, engineering, legal, real estate commissions, furniture, or office equipment with a useful life of less than five years, provided they do not exceed 20 percent of total project costs.

“Total project costs” means total costs incurred until the issuance of a permanent certificate of occupancy for a specific work or improvement, including lands, buildings, improvements,

real and personal property or any interest therein, including lands under water, riparian rights, space rights and air rights, acquired, owned, developed or redeveloped, constructed, reconstructed, rehabilitated or improved, any environmental remediation costs, plus soft costs and capitalized interest paid to third parties, and excluding any costs for which the project has received State or local grant funding.

“Transit village” means a community with a bus, train, light rail, or ferry station that has developed a plan to achieve its economic development and revitalization goals and has been designated by the New Jersey Department of Transportation as a transit village.

ATTACHMENT 1

PROJECT GRANT AGREEMENT

Execution Copy

PROJECT GRANT AGREEMENT

by and between

CASINO REINVESTMENT DEVELOPMENT AUTHORITY

and

REVEL ENTERTAINMENT, LLC

Dated: As of December 18, 2007

REVEL ENTERTAINMENT, LLC

PROJECT GRANT AGREEMENT

This Project Grant Agreement, dated as of December 18, 2007, (the “Project Grant Agreement”) is made by and between the CASINO REINVESTMENT DEVELOPMENT AUTHORITY (the “Authority”), a public body established in, but not of, the Department of the Treasury of the State of New Jersey (the “State”) and existing under and by virtue of the laws of the State, including P.L. 1984, c. 218, as amended and supplemented from time to time (the “CRDA Act”), having its offices at 1014 Atlantic Avenue, Atlantic City, New Jersey 08401 and Revel Entertainment, LLC (“Revel” or “Grantee”), a limited liability company existing under and by virtue of the laws of the State of New Jersey, having its offices at 1301 Atlantic Avenue, Suite 200, Atlantic City, N.J. 08401.

WITNESSETH:

WHEREAS, the New Jersey Legislature created the Authority to, among other things, maintain public confidence in the casino gaming industry as a unique tool of urban redevelopment for the city of Atlantic City and to directly facilitate the redevelopment of existing blighted areas and to address the pressing social and economic needs of the residents of the city of Atlantic City and the State of New Jersey by providing eligible projects in which licensees shall invest; and

WHEREAS, the Legislature has found that during the past 25 years, the development of Atlantic City’s multi-billion dollar casino industry and the Authority’s investment of hundreds of millions of dollars in housing, commercial and non-profit projects have greatly benefitted the people of New Jersey and have served as a model for many other states and countries that wish to emulate Atlantic City’s successful record of casino development and economic growth; and

WHEREAS, pursuant to P.L.2001, c.221 (C.5:12-173.9 et. seq.), the Casino Reinvestment Development Authority Urban Revitalization Act , the Legislature established an incentive program (to facilitate the next phase of Atlantic City’s development into a regional, national and international “destination resort” and to ensure that substantial commitments are made to projects to revitalize urban areas and promote continued economic growth throughout the State of New Jersey; and

WHEREAS, the Casino Reinvestment Development Authority Urban Revitalization Act was amended by P.L.2002, c.65 and P.L.2004, c.129 (as so amended, the “Urban Revitalization Act”) and pursuant to the Incentive Program (as hereinafter defined) promulgated thereunder, the Authority may approve up to eleven entertainment-retail district projects in Atlantic City and enter into project grant agreements with casino licensees or other entities to develop district projects within each district or to approve a district project sponsored by the Authority; and

WHEREAS, the Authority previously had approved (8) eight entertainment-retail districts projects leaving (3) three remaining unassigned entertainment-retail districts in the City of Atlantic City; and

WHEREAS, the Authority considered various options to maximize the impact of future entertainment-retail district projects and determined that it would be most advantageous to Atlantic City, the State and the Authority that the Authority sponsor (1) one or more of the (3) three remaining districts; and

WHEREAS, the Authority thereafter issued and advertised on October 22 and October 23, 2007, a Request for Qualifications (“RFQ”) seeking qualified developers to participate in (1) one or more of the remaining (3) three districts available under the Act; and

WHEREAS, the RFQ is attached hereto as Exhibit A; and

WHEREAS, the Authority has received a timely proposal from Revel for participation in a CRDA sponsored district project, which proposal includes, among other things, a description of the proposed district project components; an estimate of Revel’s total project cost and annual amounts of District Project Grants (as hereinafter defined) anticipated under the Incentive Program; a statement of other revenue sources to be—used to finance the Revel Project Component (as hereinafter defined); and a statement of the time needed to complete the Revel Project Component; and

WHEREAS, the Revel Project Component also meets the requirements set forth by the Authority in the RFQ including, among other things: construction of a minimum of 250,000 square feet of new retail stores, restaurants and entertainment venues,

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which square footage shall not include casino space, meeting space, hotel rooms, condominiums or common areas; control of at least 80% of the site needed for the development; a construction schedule which would evidence that substantial construction would commence within two years, and substantial completion would occur within five years, of approval by the Authority of the Authority-sponsored district project components; substantial capital investment, inclusive of casino space, hotel rooms and parking facilities; and Revel agrees that its development costs will be certified by a public accounting firm (with casino costs segregated so as not to serve as a basis for costs eligible for rebate reimbursement); and, pursuant to an Entertainment-Retail District Project Donation and Credit Agreement dated as of the same date herewith, in the event that Revel becomes a casino licensee, it will make a donation of Alternative Investment Tax Credits (as hereinafter defined) in an amount equivalent to four years of the Alternative Investment Tax Credits generated by the licensee after Revel becoming a casino licensee; and

WHEREAS, pursuant to the Urban Revitalization Act, the Authority may approve a district project under the Incentive Program if the Authority determines that (i) construction of the district project will commence within two years of the Authority’s approval of the district project or as otherwise provided pursuant to its project grant agreement with the Authority; and (ii) the proposed district project plan is economically sound and will assist in the overall development of Atlantic City and will benefit the people of New Jersey by increasing employment opportunities and strengthening New Jersey’s economy; and

WHEREAS, subject to meeting the requirements of the Urban Revitalization Act and the Authority, Revel will be entitled to: (i) a rebate of sales and use tax on construction materials used in building the Revel Project Component; and (ii) a rebate of the district “incremental” luxury tax from the district to be paid from hotel room use fees in accordance with the Urban Revitalization Act, payable annually for twenty (20) years from the date of completion of the “Revel Project Component” (as hereinafter defined) or until the grant and the Authority retained sales tax rebates equals the approved cost of the district project, whichever is earlier; and

WHEREAS, the Authority, pursuant to Resolution No. 07-87, adopted on November 20, 2007, designated and approved the South Inlet District Project, the boundaries of which are depicted on the map attached as Exhibit B, as an approved district project (the “South Inlet District Project”), approved Revel as a South

3

Inlet District Project participant and authorized the Executive Director to negotiate and enter into a Project Grant Agreement with Revel, as a Grantee; and

WHEREAS, construction of the Revel Project Component has commenced; and

WHEREAS, the proposed District Project plan is economically sound and will assist in the overall development of the city of Atlantic City and will benefit the people of New Jersey by increasing employment opportunities and strengthening New Jersey’s economy; and

WHEREAS, the disbursement of grants to the Authority and Revel are material factors in their decision to go forward with the proposed District Project; and

WHEREAS, the Authority and Grantee desire to enter into this Project Grant Agreement;

NOW, THEREFORE, the Authority and Grantee hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a) The following shall have the meanings specified in the foregoing preamble and recitals:

“Authority”

“CRDA Act”

“Grantee”

“Project Grant Agreement”

“Revel”

“RFQ”

“South Inlet District Project”

“State”

“Urban Revitalization Act”

(b) In addition, the following shall have the meanings specified herein:

“Affiliate” means with respect to a specified Person, any other Person that directly controls, is controlled by, or is

4

under common control with the specified Person. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the policies or management of the specified Person, whether through the ownership of voting securities, partnership interests or membership interests.

“Annual Investment Tax Credit” or “AITC” means, with respect to each calendar year, commencing with the calendar year in which Grantee commences gaming operations as a casino licensee in accordance with the Casino Control Act, an amount equal to one-half the Grantee’s Tax Obligation.

“Baseline Luxury Tax Revenue Amount” or “Baseline Luxury Tax” means the annual amount of luxury tax receipts received pursuant to P.L. 1947, c.71 (C.40:48-8.15, et seq.) from the taxation of retail sales or sales at retail originating from transactions at the Revel Project Component for the last full year preceding the year in which the Revel Project Component of the South Inlet District Project opens under the Incentive Program.

“Casino Control Act” means Chapter 110 of the Law of the State of New Jersey of 1977, as amended and supplemented from time-to-time, constituting N.J.S.A. 5:12-1 et seq.

“Casino Hotel Room Fee Fund” or “Room Fund” means the fund established by the State Treasurer pursuant to section 8 of the Urban Revitalization Act into which shall be deposited the proceeds of the hotel room use fees related to the District Project as specified pursuant to section 6 of the Urban Revitalization Act.

“Casino Reinvestment Development Authority Urban Revitalization Incentive Program” or “Incentive Program” means the program established pursuant to section 4 of the Urban Revitalization Act and administered by the Authority to facilitate the development of entertainment-retail districts in Atlantic City and revitalization of other urban areas in the State.

“City” means Atlantic City, New Jersey.

“Commencement of Construction” means the act of Grantee or its agents of commencing site preparation work for the project by beginning the performance of one or more of the following procedures: installation of footings, piles or foundations of the building, or installation of site infrastructure.

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“Director” means the Director of the Division of Taxation in the Department of the Treasury of the State of New Jersey.

“District Project Grants” or “Grants” means an amount rebated to the Authority pursuant to sections 7 or 8 of the Urban Revitalization Act for disbursement or retention by the Authority for an approved district project sponsored by the Authority.

“Entertainment-retail District” or “District” means one of eleven areas within Atlantic City, designated by the Authority under the incentive program.

“Entertainment-retail District Project” or “District Project” means a project or projects to be developed by the Authority or any casino licensed to operate in Atlantic City prior to June 30, 2004 or other entity, including, but not necessarily limited to, a minimum of 150,000 square feet of public space, retail stores, entertainment venues, restaurants, hotel rooms in non-casino hotels or residential units, provided that such rooms and residential units shall constitute not more than 50% of the required minimum square footage. The project may include, in addition, casino hotels and public parking facilities or commercial office space approved by the Authority under the incentive program, and may also include: the purchasing, leasing, condemning, or otherwise acquiring of land or other property, or an interest therein, approved by the Authority pursuant to a project grant agreement or as an Authority sponsored project, or as necessary for a right-of-way or other easement to or from the land or property or the relocating and moving of persons displaced by the acquisition of the land or property; the rehabilitation and redevelopment of land or property; approved pursuant to a project grant agreement or as an Authority sponsored project, including demolition, clearance, removal, relocation, renovation, alteration, construction, reconstruction, installation or repair of a building, street, highway, alley, utility, service or other structure or improvement; the acquisition, construction, reconstruction, rehabilitation or installation of parking and other improvements approved pursuant to a project grant agreement or as an Authority sponsored project; and the costs associated therewith including the costs of an administrative appraisal, economic and environmental analyses or engineering, planning, design, architectural, surveying or other professional services approved pursuant to a project grant agreement or as part of an Authority sponsored project.

6

“Entertainment-retail District Project Fund” or “Project Fund” means the fund established by the State Treasurer pursuant to section 7 of the Urban Revitalization Act into which shall be deposited an amount equivalent to the amount of receipts received from the taxation of retail sales from a District Project and from the taxation of construction materials used for building a District Project, as specified pursuant to section 5 of the Urban Revitalization Act.

“Incremental Luxury Tax Revenue Amount” or “Incremental Luxury Tax” means the amount by which the annual luxury tax receipts received pursuant to P.L.1947, c.71 (C.40: 48-8.15 et seq.) from the taxation of retail sales or sales at retail originating from transactions at the Revel Project Component exceed the Baseline Luxury Tax, as determined by the Division of Taxation.

“Interest Rate Index” means, for any applicable period, sixty-six and two-thirds percent (66 2/3%) of the average interest rate during such period at which funds in the Payment Fund were invested.

“Payment Fund” means the fund of that name established in the Purchase Contract.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Purchase Contract” means the Securities Purchase Contract by and between the CRDA and Revel dated as of December 18, 2007.

“Revel Project Component” means the hotel and casino project being undertaken by Revel on the site bounded by New Jersey, Metropolitan and Oriental Avenues and the Boardwalk, which will consist in its first phase of development of at least 1,000 hotel rooms (and may reach 1850 in subsequent phases), 250, 000 square feet of retail, dining and entertainment venues with a budget of approximately $2.3 billion.

“Substantial Completion” shall mean completion of construction sufficient to permit occupancy as evidenced by issuance of a temporary certificate of occupancy as described in Section 5.1 of this Agreement.

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“Tax Obligation” means the obligation imposed by N.J.S.A. 5:12-144.la(1) to pay a tax in an amount equal to 2.5% of the “gross revenue,” as described in the Casino Control Act.

ARTICLE II

INCENTIVE PROGRAM

Section 2.1 Project Fund

A. Subject to meeting the requirements of the Urban Revitalization Act, the Authority, the terms of this Project Grant Agreement and Substantial Completion, Grantee shall be entitled to receive rebates in the form of District Project Grants as follows: Grantee shall receive a rebate of the amount the Authority receives from the project fund (as defined in the Urban Revitalization Act, the “Project Fund”) held by the State Treasurer from the Revel Project Component of the South Inlet District Project equivalent to the total revenues received pursuant to the “Sales and Use Tax Act,” P.L.1966, c.30 (C.54:32B-1, et. seq.) from the taxation of construction materials used for building the Revel Project Component, in the form of a one-time grant;

B. Any income from, interest on, or increment to moneys invested or reinvested by the State Treasurer shall be included in the Project Fund.

Section 2.2 Room Fund

A. Subject to meeting the requirements of the Urban Revitalization Act, the Authority and the terms of this Project Grant Agreement, Grantee shall be entitled to receive rebates in the form of District Project Grants as follows:

(1) The Grantee shall receive a rebate of the amount the Authority receives from the room fund (as defined in the Urban Revitalization Act, the “Room Fund”) held by the State Treasurer from the Revel Project Component (the “Grantee’s Room Fund”) equivalent to the Incremental Luxury Tax in the form of annual grants from the Room Fund to the Authority for disbursement to Grantee. Such Room Fund rebate will be payable annually for twenty (20) years from the date of completion and operation of the Revel Project Component or until the date on which the combined total of grants disbursed to the Grantee under this Section and under Section 2.1 of this Project Grant Agreement and disbursed to the Authority pursuant to N.J.S.A.

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5:12-173.15(b)(2)(a) and 173.20 equals the “Approved Costs” (as defined in Section 4.3 hereinafter) of the Revel Project Component, as determined by the Authority, whichever is earlier;

(2) the balance of the revenues in the Room Fund shall be deposited in the special fund established pursuant to section 3 of P.L.1991, c.376 (C.40:48-8.47) if the Authority, in consultation with the State Treasurer, determines that the revenues are no longer needed for the purposes of the Room Fund or for the uses prescribed in the Urban Revitalization Act.

B. Any income from, interest on, or increment to moneys so invested or reinvested shall be included in the Room Fund.

Section 2.3 Administrative Fee

For the purposes of Sections 2.1 and 2.2 above, the approved cost of the Revel Project Component shall include the administrative fee of the Authority which shall be equal to two percent (2%) of the amount of each disbursement distributed by the Authority to the Grantee (the “Administrative Fee”), which fee shall be deducted and retained by the Authority at the time of each such disbursement.

ARTICLE III

REPORTING REQUIREMENTS

Section 3.1

A. A pre-condition of Grantee’s entitlement to any rebate pursuant to Section 2.1(A) of this Agreement shall be completion by Grantee and Grantee’s (including Grantee’s lessees’) contractors purchasing materials and supplies for use in constructing the Revel Project Component of form(s), procedure(s) or certification(s) prescribed by the Director or the Authority identifying the district project materials, supplies, purchase price and New Jersey sales or use tax paid and provision of such other information, receipts and other documentation as the Director or the Authority may require. The forms or certificates shall be filed with the Authority as documentation for a report, which the Authority shall provide to the Division of Revenue and the Division of Taxation for revenue certification purposes.

B. A pre-condition of Grantee’s entitlement to any rebate pursuant to Section. 2.2(A)(1) of this Agreement shall be

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Grantee’s compliance with all rules and regulations promulgated by the Director pursuant to Section 9(b) of the Urban Revitalization Act (C.5:12-173.17b) and completion of the forms, procedures or certifications required by the Director or the Authority.

C. In addition to the pre-conditions set forth in Sections 3.1 A and B of this Agreement, a pre-condition of Grantee’s entitlement to any rebate pursuant to Sections 2.1 and 2.2 of this Agreement shall be Grantee’s payment of costs pursuant to Section 9(c) of the Urban Revitalization Act (C.5:12-173.17c) and payment of all fees imposed by the Authority in connection with the approval of the South Inlet District Project and the Revel Project Component.

ARTICLE IV

DISTRICT PROJECT CONSTRUCTION

Section 4.1 Grantee shall not be entitled to receive any grants under this Agreement unless Substantial Completion of the Revel Project Component shall have occurred on or before November 30, 2012, unless such date is extended by the Authority for good cause shown. The Authority acknowledges that the Commencement of Construction occurred prior to December 1, 2007.

Section 4.2 Grantee shall not be entitled to receive any grants under this Agreement unless a minimum of 250,000 square feet of new retail stores, restaurants and entertainment venues is constructed (the “Entertainment-Retail Elements”) within the Revel Project Component as determined by the Authority in its sole discretion. The calculation of the square footage of the Entertainment Retail Elements may not include casino space, meeting space, hotel rooms, condominiums or common areas. Grantee shall provide to the Authority an architect’s certification detailing the amount and location of the square footage comprising the required Entertainment-Retail Elements, provided, however, Grantee may revise the square footage (but not to an amount less than 250,000 square feet), location, and nature of the Entertainment-Retail Elements in its sole discretion, but subject to statutory requirements, and Grantee shall give the Authority advance written notice of material changes to the Entertainment-Retail Elements.

Section 4.3

A. Grantee shall not be entitled to receive any grants under this Agreement in excess of the approved construction costs for the Revel Project Component as determined by the Authority in its sole discretion (the “Approved Costs”).

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B. Grantee has provided to the Authority a final district project budget, attached hereto as Exhibit C, certified by the Grantee. The final budget shall be detailed by construction cost category, as well as by district project elements (e.g., new retail, dining and entertainment venues, hotel rooms, parking garages, casino floor, etc.). Grantee may revise the final district project budget in its sole discretion and shall give the Authority advance written notice of material changes to same.

C. Upon completion of construction Grantee shall provide a construction cost report for the Revel Project Component to the Authority certified, in a manner to be prescribed by the Authority, by the Grantee’s independent public accounting firm. The construction cost report shall be in the same format as the final budget required pursuant to Section 4.3B hereof. Following the receipt of the construction cost report, the Authority shall determine the Approved Costs.

D. Approved Costs shall specifically not include costs for the construction of casino floor space.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1. Representations and Warranties of Grantee.

Grantee represents and warrants that:

A. Revel (a) is a limited liability company duly organized and validly existing and in good standing under the laws of the State of New Jersey, (b) has the power and authority to carry on its business as now being conducted and (c) has the power to execute and deliver this Agreement and to perform its obligations hereunder.

B. The execution and delivery of this Agreement has been duly authorized and this Agreement constitutes a valid and binding obligation of it enforceable in accordance with its respective terms, subject only to bankruptcy, insolvency, moratorium, reorganization or other similar laws or to equitable principles relating to or affecting the enforcement of creditors’ rights generally.

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C. There is no action, suit or proceeding at law or in equity or by any governmental instrumentality or other agency now pending or, to its knowledge, threatened against or affecting it that, if adversely determined, would materially impair its right to carry on business substantially as now conducted and as now contemplated by this Agreement or to perform its obligations under this Agreement or would materially adversely affect its financial condition.

D. The execution of this Agreement and performance hereunder will not result in the violation of any agreement or instrument to which it is a party.

E. All statements made by Revel contained in this Agreement, in any applications executed in connection herewith and in all correspondence or other materials delivered to the Authority by it in connection with such applications are materially true and correct.

F. It shall comply with all provisions of the CRDA Act, the rules promulgated thereunder at N.J.A.C. 19:65-1.1 et seq., the Urban Revitalization Act and any rules promulgated by the Division and/or the Authority in furtherance thereof.

Section 5.2 Representations and Warranties of the Authority.

The Authority represents and warrants that:

A. It (i) is a public body established in, but not of, the Department of Treasury of the State and an instrumentality of the State established under the CRDA Act, and (ii) has the power and authority to execute and deliver this Agreement and to perform its obligation hereunder.

B. The execution and delivery of this Agreement has been duly authorized and this Agreement constitutes the valid and binding obligations of the Authority enforceable in accordance with its respective terms, subject only to bankruptcy, insolvency, moratorium, reorganization or other similar laws or to equitable principles relating to or affecting the enforcement of creditors’ rights generally.

C. There is no action, suit or proceeding at law or in equity or by any governmental instrumentality or other agency now pending or, to the knowledge of the Authority, threatened against or affecting the Authority that, if adversely determined, would

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materially impair its right to carry on business substantially as now conducted and as now contemplated by this Agreement or to perform its obligations under this Agreement or would materially adversely affect its financial condition.

D. The execution of this Agreement and performance hereunder will not result in the violation of any agreement or instrument to which the Authority is a party.

E. No statement, representation or warranty made by it in this Agreement contains any material misstatement of fact.

Section 5.3. Additional Covenants. Grantee covenants that:

A. Grantee shall comply with all provisions of the Urban Revitalization Act and any rules hereinafter promulgated relating to development of the Project.

B. Grantee shall cause Substantial Completion of the Revel Project Component by November 30, 2012, unless such date is extended by the Authority for good cause shown.

C. On the date of its opening for business, the Revel Project Component will be economically sound and will assist in the overall development of the City of Atlantic City and will benefit the people of the State of New Jersey by increasing employment opportunities and strengthening New Jersey’s economy.

D. Grantee shall comply, at its own expense, with all reporting requirements imposed by the Department of the Treasury and the Authority in connection with the South Inlet District Project.

E. Grantee shall allow Authority representatives reasonable access to the Revel Project Component to monitor the status of the Project, construction costs and to otherwise assure compliance with this Agreement. Any Authority costs to monitor construction or certify costs shall be borne by Revel.

F. Grantee, in connection with the Revel Project Component, shall not discriminate against any employee or applicant for employment because of age, race, creed, color, national origin, ancestry, marital status or sex.

G. Grantee shall comply with the requirements of the RFQ including, without limitation, compliance with New Jersey’s Prevailing Wage Act (N.J.S.A. 34:11-56.25 et seq.) and the regulations thereunder (N.J.A.C. 12:60 et seq.).

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H. Grantee shall not enter into any redevelopment incentive grant agreement pursuant to the New Jersey Economic Stimulus Act of 2009, P.L.2009, c.90 (N.J.S.A. 52:27-489a, et seq.) or other agreements with any department, agency, political subdivision, authority or municipality of the State that would result, directly or indirectly, in a reduction of the amount of moneys that otherwise would be rebated to the Authority pursuant to the Urban Revitalization Act from the taxation of retail sales of tangible property and services originating from and delivered from business locations in the South Inlet District Project.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.1. Events of Default.

A. It shall be an Event of Default if a party shall fail to perform or observe any terms, conditions, covenants or agreements contained in this Agreement and if such failure shall continue for a period of more than thirty (30) days following receipt of written notice of such failure from the Executive Director of the Authority or Grantee, as the case may be; provided that if the default is curable and cannot be cured within such thirty (30) day period, the defaulting party shall be entitled to such additional time as is reasonably required to effect a cure as long as the defaulting party has commenced and proceeds with due diligence to effect such cure.

B. It shall be an Event of Default if Grantee shall fail to have caused Substantial Completion of the Revel Project Component by November 30, 2012 unless the Authority finds by resolution that a time extension is warranted by unforeseen circumstances beyond the reasonable control of Grantee.

C. The happening of any of the following or any comparable event shall be an Event of Default: (i) the insolvency of Grantee, (ii) the filing by Grantee of a voluntary petition in bankruptcy, (iii) the filing of any involuntary petition in bankruptcy against Grantee, (iv) the appointment of a receiver or trustee for Grantee, or (v) the execution of an assignment for the benefit of creditors of Grantee, provided that such petition, appointment, or assignment is not vacated or nullified within sixty (60) days of such event.

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Section 6.2 Remedies.

Upon the occurrence of an Event of Default, the non-defaulting party may withhold further performance under this Agreement. Grantee may also take whatever action at law or in equity may appear necessary or desirable to enforce the performance and observation by the Authority of any of its obligations, agreements or covenants under this Agreement and to collect any payments due or to become due, including the right to terminate this Agreement. Notwithstanding anything to the contrary, the sole remedies of the Authority under this Agreement shall be to: (i) terminate this Agreement or (ii) require a refund of any grants paid to the Grantee under Article II net of the Administrative Fee or (iii) terminate this Agreement and require such refund of grants paid to Grantee. The Authority shall not have any further remedies against the Grantee.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assignees of the Authority. This Agreement shall inure to the benefit of and shall be binding upon the successors and assignees of Grantee. This Agreement may not be assigned by Grantee without the written consent of the Authority which consent, if to a casino licensee applicant or casino licensee, shall not be unreasonably withheld or delayed; provided, however, upon written notice to the Authority, this Agreement may be assigned by Grantee without the Authority’s consent if such assignment is to an Affiliate of Grantee and such Affiliate is a casino licensee applicant or casino licensee. In the event of such assignment, the Authority shall execute such documents as may be reasonably requested by the Grantee or the Affiliate to acknowledge the effectiveness of such assignment. Notwithstanding the foregoing provisions of this Section 8.1, any such assignment of Revel’s interests in this agreement shall be null and void and of no force or effect unless it is accompanied by the simultaneous assignment by Revel to the same assignee of all of Revel’s right, title and interest in that Certain Entertainment-Retail District Project Donation and Credit Agreement dated as of the same date herewith.

Section 7.2. Severability. If one or more provisions of this Agreement shall be determined to be invalid or ineffective for any reason, such determination shall not affect the validity or enforceability of the remaining provisions.

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Section 7.3. Notices. Any notice or other communication to be given under this Agreement may be given by mail, telegraphic or facsimile transmission or personal delivery

A.	to the Authority at the following address:

1014 Atlantic Avenue

P.O. Box 749

Atlantic City, New Jersey 08401

Attn:    Executive Director

and, with a copy to:

Connell Foley LLP

85 Livingston Avenue

Roseland, New Jersey 07068

Attn:    Patrick J. McAuley, Esq.

B.	to Revel at the following address:

Alan Greenstein, Senior Vice President/

Chief Financial Officer

Revel Entertainment, LLC

1301 Atlantic Avenue, Suite 200

Atlantic City, New Jersey 08401

and, with a copy to:

Nicholas F. Talvacchia, Esquire

Cooper Levenson April Niedelman & Wagenheim, P.A.

1125 Atlantic Avenue, Suite 413

Atlantic City, New Jersey 08401

Any party to this Agreement from time to time may specify another address by giving written notice to the other party.

Section 7.4. Applicable Law. This Agreement shall be governed by and construed as a contract negotiated, entered into and performed in, and in accordance with the laws of the State of New Jersey without regard to principles of conflicts of law. Each party irrevocably consents to the exclusive jurisdiction of the Superior Court of the State of New Jersey venued in Atlantic County in any and all actions and proceedings under this Agreement. Any service of process and other notice in any action, suit or proceeding shall be effective if given in the manner set forth in Section 8.3 above.

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Section 7.5. No Third Party Beneficiaries. It is mutually understood and agreed that nothing contained in this Agreement shall be construed to confer upon any person or entity the rights of a third party beneficiary.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer and its seal to be affixed and attested as of the date first above written.

Witness:	CASINO REINVESTMENT DEVELOPMENT AUTHORITY

/s/ PAUL G. WEISS	By:	/s/ Thomas D. Carver
Name: PAUL G. WEISS	Name:	Thomas D. Carver
Title: CEO	Title:	Executive Director

	Date:	1/28/2011

(Signatures continued on next page)

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Witness:	REVEL ENTERTAINMENT, LLC

/s/ Nicholas F. Talvacchia	By:	/s/ Alan Greenstein
Name: Nicholas F. Talvacchia		Name: Alan Greenstein
Title: Partner, Cooper Levenson April Niedelman & Wagenheim, P.A.		Title: Sr. VP, CFO
	Date:	1/28/2011

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EXHIBIT A

(RFQ)

19

CASINO REINVESTMENT

DEVELOPMENT AUTHORITY

Request for Qualifications

For:	CRDA-Sponsored Entertainment Retail District Projects

Event	Date
Questions	See Section 1.4

Submissions	See Section 1.2

All changes will be reflected in Addenda to the RFQ posted on the Casino Reinvestment Development Authority website.

RFQ Issued By

Casino Reinvestment Development Authority

1014 Atlantic Avenue

PO Box 749

Atlantic City, New Jersey 08401

609-347-0500

Date Issued: October 22, 2007

1.2 RESPONSE SUBMISSION

Proposals will be accepted, evaluated and may be awarded as received. Proposals will no longer be accepted upon the earlier of (a) the approval of the remaining three available Entertainment Retail District Projects or (b) November 1, 2008. In order to be considered, a response must be delivered to the following:

CASINO REINVESTMENT DEVELOPMENT AUTHORITY 1014 ATLANTIC AVENUE P.O. BOX 749 ATLANTIC CITY, NEW JERSEY 08401 ATTN: NANCY K. WATTSON, CFO

THE EXTERIOR OF ALL RESPONSE PACKAGES ARE TO BE LABELED “CASINO REINVESTMENT DEVELOPMENT AUTHORITY- PROPOSAL FOR ENTERTAINMENT RETAIL DISTRICT PROJECT”.

RESPONSES SUBMITTED BY FACSIMILE OR ELECTRONICALLY WILL NOT BE CONSIDERED.

1.3 NUMBER OF COPIES

The respondent must submit one (1) complete ORIGINAL response, clearly marked as the “ORIGINAL”. The respondent should submit four (4) full, complete, and exact copies of the original response. A respondent failing to provide the requested number of copies will be charged the cost incurred by the CRDA in producing the requested number of copies.

1.4 QUESTION AND ANSWER

The CRDA will accept questions and inquiries pertaining to this RFQ from all potential respondents electronically and by facsimile. Questions shall be directed to Nancy K. Wattson, CFO, at the following email address:

rfq-questions@njerda.com

or by facsimile to 609.347.9049. The subject line of all inquiries must read: “Entertainment Retail District Project RFQ Inquiry”.

Respondents are not to otherwise contact the CRDA in person or by telephone concerning this RFQ. On a periodic basis, CRDA will respond to questions by posting all answers on its website.

1.5 ADDENDA: REVISIONS TO THIS RFQ

In the event that it becomes necessary to clarify or revise this RFQ, such clarification or revision will be by addendum. Any addendum to this RFQ will become part of this RFQ and part of any the CRDA. At such time, interested parties may make an appointment with the CRDA to inspect proposals received in response to this RFQ.

2.0 CRDA SPONSORED DISTRICT: QUALIFYING CRITERIA

A. With respect to any CRDA sponsored District Project, any respondent seeking to participate in a District Project must meet the following qualifying criteria (in addition to any minimum statutory requirements):

1.	Construction of a minimum of 250,000 square feet of new retail stores, restaurants and entertainment venues, which square footage shall not include casino space, meeting space, hotel rooms, condominiums or common areas;

2.	Control of at least 80% of the site needed for the development;

3.	A construction schedule which would evidence that substantial construction would commence within two years, and substantial completion would occur within five years, of approval by CRDA of the CRDA sponsored District Project;

4.	Substantial capital investment, inclusive of any casino space, hotel rooms and parking facilities;

5.	Respondent will be required to have all development costs certified by a public accounting firm (casino costs, if any, must be segregated and may not serve as a basis for costs eligible for rebate reimbursement); and

6.	If the respondent is or intends to become a casino licensee, a donation of investment alternative fax obligations (“IATs”) would be required in an amount equivalent to four years of the IAT’s generated by the licensee after the later of completion of the district project or respondent becoming a casino licensee.

B. Any district project must maximize the tax benefits to be shared between the respondent and the CRDA (detailed on a pro forma schedule), as follows:

1.	Benefits available to the selected respondent:

(a) A rebate of sales and use tax received pursuant to the “Sales and Use Tax Act,” P.L. 1966, c. 30 (C.54:32B-l) from the taxation of construction materials used in building the district project; and

(b) A rebate equivalent to the district incremental luxury tax growth from the district to be paid from hotel room use fees, payable annually for 20 years or until the total rebate benefit received by respondent and CRDA equals the approved qualifying costs of the district project.

All respondent rebate benefits administered through the CRDA-sponsored District Project are subject to a 2% processing fee.

2.	Benefits retained by CRDA:

(a) A rebate of sales tax received pursuant to the “Sales and Use TaAct,” P.L. 1966, c. 30 (C.54:32B-1) from the taxation of retail sales of tangible personal property and services originating from the District Project, not to exceed $2.5 million annually,

B.	State the qualifications and experience of the organization’s and your project team’s principals. For each individual, provide a detailed resume.

3.3 Other Qualification Information

A.	Identify all adverse determinations against your organization or any of its partners, associates or employees or persons acting on its behalf, with respect to actions, proceedings, claims or complaints of any kind under any local, State or federal laws or regulations.

B.	Identify and describe in detail any indictments, convictions or civil offenses arising directly or indirectly from the conduct of business by your organization or any of its partners, associates, employees or agents.

3.4 Proposed Project Description

A.	A full and detailed description of the proposed project, including, without limitation, specific square footages of all project components, number of hotel rooms, number of parking spaces, and copies of site plans, floor plans and renderings;

B.	A construction timetable including pre-development and regulatory approvals;

C.	Site control map identifying all parcels included in the development plan and the ownership of each parcel;

D.	A detailed project budget setting forth capital investment, which shall include the cost of casino space, hotel rooms and parking facilities, if applicable;

E.	A detailed schedule projecting the annual amount of funds inuring to the City, State and CRDA by the proposed project;

F.	A financing plan evidencing all sources of capital and a copy of any financing commitments; and

G.	A schedule of employment opportunities generated by the project both construction and permanent, including the number of jobs created and retained, job descriptions and salary ranges.

3.5 Additional Information

A.	The forms listed below must be completed and submitted with the response.

1.	Ownership Disclosure, Attachment 1.

2.	Disclosure of Investigations/Actions against Respondent, Attachment 2.

3.	Affirmative Action & Equal Opportunity (Respondent must submit an NJ Affirmative Action Certificate, a Federal Affirmative Action Plan Approval Letter or AA302), Attachment 3.

4.	Political Contributions Disclosure Form & Instructions, Attachment 4.

may reject non-responsive proposals without evaluation, but may waive minor non-compliance. An Evaluation Committee will evaluate responsive proposals. The Evaluation Committee will have a minimum of three members. The following evaluation criteria categories, separate or combined in some manner, and not necessarily listed in order of significance, will be used to evaluate responses received in response to this RFQ:

A.	Whether and how the proposed land use(s) take(s) into consideration neighboring uses;

B.	Experience of the organization, the project team and its principals;

C.	Whether the respondent has the necessary financial resources available to complete the District Project;

D.	Whether the organization and project team have past experience in similar development projects, and in private-public partnerships such as the project for which CRDA is soliciting qualifications;

E.	Whether and to what extent the proposed District Project anticipates it will generate tax and other revenue(s) for the City, State and the CRDA;

F.	The level of private investment in the District Project; and;

G.	The number of temporary and permanent jobs created by the proposed District Project.

5.0 District Project Agreements.

The successful respondent and the CRDA shall enter into a District Project Grant Agreement which shall set forth, among other things, the obligations and responsibilities of respondent and the rights and remedies of the CRDA.

6.0 Attachments

Attachment 1 Ownership Disclosure Form

Attachment 2 Disclosure of Investigations/Actions against Bidder

Attachment 3 Affirmative Action Supplement, Instructions to AA302 & AA302

Attachment 4 Political Contributions Disclosure Form & Instructions

Attachment 5 Non-Collusion Affidavit Form

ATTACHMENT 2

DISCLOSURE OF INVESTIGATIONS AND ACTIONS INVOLVING BIDDER

The bidder shall provide a detailed description of any investigation, litigation, including administrative complaints or other administrative proceedings, involving any public sector client during the past five (5) years including the nature and status of the investigation, and, for any litigation, the caption of the action, a brief description of the action, the date of inception, current status, and, if applicable, disposition.

Investigation(s)

Indicate “NONE” if no investigations were undertaken. Attach additional pages if necessary.

Person or Entity	Date of Inception	Brief Description	Disposition/Status (if applicable)	Bidder Contact Name and Telephone for additional information

Litigation/Administrative Complaints

Indicate “NONE” if no Litigation/Administrative Complaints. Attach additional pages if necessary.

Person or Entity	Date of Inception	Caption of the Action	Brief Description of the Action	Current Status or Disposition (if applicable)	Bidder Contact Name and Telephone for additional information on the basis of age, creed, color, national origin, ancestry, marital status, affectional or sexual orientation or sex, and that it will discontinue the use of any recruitment agency which engages in direct or indirect discriminatory practices.

11.	The contractor or subcontractor agrees to revise any of its testing procedures, if necessary, to assure that all personnel testing conforms to the principles of job-related testing, as established by the statutes and court decision of the State of New Jersey and as established by applicable Federal law and applicable Federal court decisions.

12.	The contractor or subcontractor agrees to review all procedures relating to transfer, upgrading, downgrading and layoff to ensure that all such actions are taken without regard to age; creed, color, national origin, ancestry, marital status, affectional or sexual orientation or sex, consistent with the statutes and court decisions of the State of New Jersey, and applicable Federal law and applicable Federal court decisions.

PLEASE CHECK THE APPROPRIATE BOX:

_______	I HAVE A CURRENT NJ AFFIRMATIVE ACTION CERTIFICATE (PLEASE ATTACH A COPY TO YOUR RESPONSE)

_______	I HAVE A VALID FEDERAL AFFIRMATIVE ACTION PLAN APPROVAL LETTER (PLEASE ATTACH A COPY TO YOUR RESPONSE)

_______	I HAVE COMPLETED THE ENCLOSED FORM AA302 AFFIRMATIVE ACTION EMPLOYEE INFORMATION REPORT

Form AA302

Rev. 1/00

STATE OF NEW JERSEY

Division of Contract Compliance & Equal Employment Opportunity

EMPLOYEE INFORMATION REPORT

For Instructions on completing the form, go to: http://www.state.nj.us/treasury/contact_compliance/pdf/ae302ins.pdf

SECTION A - COMPANY IDENTIFICATION

1. FID. NO. OR SOCIAL SECURITY	2. TYPE OF BUSINESS ☐ 1. MFG ☐ 2. SERVICE ☐ 3. WHOLESALE ☐ 4. RETAIL ☐ 5. OTHER	3. TOTAL NO. EMPLOYEES IN THE ENTIRE COMPANY

4. COMPANY NAME

5. STREET	CITY	COUNTY	STATE	ZIP CODE

6. NAME OF PARENT OF AFFILIATED COMPANY (IF NONE, SO INDICATE)	CITY	STATE	ZIP CODE

7. CHECK ONE: IS THE COMPANY: ☐ SINGLE-ESTABLISHMENT EMPLOYER ☐ MULTI-ESTABLISHMENT EMPLOYER

8. IF MULTI-ESTABLISHMENT EMPLOYER STATE THE NUMBER OF ESTABLISHMENT IN NJ

9. TOTAL NUMBER OF EMPLOYEES AT ESTABLISHMENT WHICH HAS BEEN AWARDED THE CONTRACT
10. PUBLIC AGENCY AWARDING CONTRACT

CITY	COUNTY	STATE	ZIP CODE

Official Use Only	DATE RECEIVED	INAUG.DATE	ASSIGNED CERTIFICATION NUMBER

SECTION B - EMPLOYMENT DATA

11. Report all permanent, temporary and part-time employees ON YOUR OWN PAYROLL. Enter the appropriate figures on all lines and in all columns. Where there are no employees in a particular category, enter a zero. Include ALL employees, not just those in minority/non-minority categories, in columns 1, 2 & 3. DO NOT SUBMIT AN EEO-1 REPORT.

JOB CATEGORIES	ALL EMPLOYEES			PERMANENT MINORITY/NON-MINORITY EMPLOYEE BREAKDOWN
	COL. 1	COL. 2	COL. 3	MALE					FEMALE
	TOTAL (Cols.2 &3)	MALE	FEMALE	BLACK	HISPANIC	AMER. INDIAN	ASIAN	NON MIN.	BLACK	HISPANIC	AMER. INDIAN	ASIAN	NON MIN.
Officials/Managers
Professionals
Technicians
Sales Workers
Office & Clerical
Craftworkers (Skilled)
Operatives (Semi-skilled)
Laborers (Unskilled)
Service Workers
TOTAL
Total employment From previous Report (if any)
Temporary & Part-Time Employees	The data below shall NOT be included in the figures for the appropriate categories above.

ATTACHMENT 4

POLITICAL CONTRIBUTIONS DISCLOSURE FORM & INSTRUCTIONS

To be eligible for an award of the subject Contract, the Contractor or Service Provider must comply with the requirements of Public Law 2005, Chapter 51 (N.J.S.A. 19:44A-20.13-20.25, superseding Executive Order 134 (2004)), hereinafter called “Chapter 51.” For these purposes, the following definitions apply.

“Contribution” means a contribution reportable by the recipient under “The New Jersey Campaign Contributions and Expenditures Reporting Act” P L 1973, c. 83 (N.J.S.A. 19:44A-1, et. seq.)„ and implementing regulations set forth at N.J.A.C. 19:25-7 and N.J.A.C. 19:25-10.1, et. seq. Currently, contributions in excess of $300 during a reporting period are deemed “reportable” under these laws.

“Business Entity” means any natural or legal person, business corporation, professional services corporation, limited liability company, partnership, limited partnership, business trust, association or any other legal commercial entity organized under the laws of New Jersey or any other state of foreign jurisdiction. It also includes (i) all principals who own or control more than 10 percent of the profits or assets of a business entity or 10 percent of the stock in the case of a business entity that is a corporation for profit, as appropriate; (ii) any subsidiaries directly or indirectly controlled by the business entity; (iii) any political organization organized under 26 U.S.C.A. 527 that is directly or indirectly controlled by the business entity, other than a candidate committee, election fund, or political party committee; and (iv) if a business entity is a natural person, that person’s spouse or child, residing in the same household.

References to “Bidder” include any entity which contemplates entering into a contractual relationship with the State, including vendors, potential vendors, contractors, consultants, sellers.

It shall be a breach of the terms of the contract for the Business Entity to (i) make or solicit a contribution in violation of Chapter 51, (ii) knowingly conceal or misrepresent a contribution given or received, (iii) make or solicit contributions through intermediaries for the purpose of concealing or misrepresenting the source of the contribution; (iv) make or solicit any contribution on the condition or with the agreement that it will be contributed to a campaign committee or any candidate or holder of the public office of Governor, or to any State or county party committee; (v) engage or employ a lobbyist or consultant with the intent or understanding that such lobbyist or consultant would make or solicit any contribution which, if made or solicited by the Business Entity itself, would subject that entity to the restrictions of Chapter 51; (vi) fund contributions made by third parties, including consultants, attorneys, family members, and employees; (vii) engage in any exchange of contributions to circumvent the intent of Chapter 51; or (viii) directly or indirectly, through or by any other person or means, commit any act which would subject that entity to the restrictions of Chapter 51.

The CRDA shall not enter into a contract to procure from any Business Entity any services, goods, material, supplies, or equipment, where the value of the transaction exceeds $17,500, if that Business Entity has solicited or made any contribution of money, or pledge of contribution, including in-kind contribution to a candidate committee and/or election fund of any candidate for or holder of the public office of Governor, or to any State or county political party committee during the time periods specified in Chapter 51.

Additionally, prior to awarding any contract or agreement to any Business Entity, the Business Entity proposed as the intended awardee of the contract shall-report all contributions the Business Entity made during the preceding four years to any political organization organized under 26 U.S.C. 527 of the Internal Revenue Code that also meets the definition of a “continuing political committee” within the mean of N.J.S.A. 19:44A-3(n) and N.J.A.C. 19:25-1.7. Accordingly, the Business Entity shall submit with its bid proposal the “Contractor Certification and Disclosure of Political Contributions” Form attached hereto.

A separate Certification and Disclosure is required for each person and/or organization defined above as a Business Entity — therefore, more than one Certification and Disclosure may be required for you to comply with Chapter 51. Failure to submit the Certification and Disclosure(s) may be cause for rejection of the proposal.

Contractor Certification and Disclosure of Political Contributions Form

(Page 1 of 2)

Complete Name of Bidder:

Part I: Certification

I hereby certify as follows:

1. On or after October 15, 2004, the below-named person or entity has not solicited or made any Contribution of money, pledge of Contribution, including in-kind Contributions, company or organization Contributions, as set forth below that would bar the award of a contract to the Bidder, pursuant to the Terms of Public Law 2005, Chapter 51 (N.J.S.A. 19:44A-20. 13-20.25. superceding Executive Order 134 (2004)).

a) Within the 18 months immediately preceding the Solicitation, the below-named person or organization has not made a Contribution to

(i) Any candidate committee and/or election fund of any candidate for or holder of the public office of Governor, nor

(ii) Any State or county political party committee.

b) During the term of office of the current Governor, the below-named person or organization has not made a Contribution to

(i) Any candidate committee and/or election fund of the governor, nor

(ii) Any State or county political party committee nominating such Governor in the election preceding the commencement of said Governor’s term.

c) Within the 18 months immediately prior to the first day of the term of office of the Governor (exclusive of any Contributions made prior to October 15, 2004), the below-named person or organization has not made a Contribution to

(i) Any candidate committee and/or election fund of the Governor, nor

(ii) Any State or County political party committee of the political party nominating the successful gubernatorial candidate in the last gubernatorial election.

2. If the Bidder is awarded a contract pursuant to the solicitation for this bid proposal, the below-named person or organization will, on a continuing basis, continue to report any Contributions it makes during the term of the contract, and any extension(s) thereof.

ATTACHMENT 5

NON-COLLUSION AFFIDAVIT FORM

STATE OF NEW JERSEY	)
	:	SS:
COUNTY OF	)

I,                                         , of the City of                                         , in the County of                     , and the State of                     , of full age, being duly sworn according to law on my oath depose and say that:

I am the (Title)                                                   of the firm of (Respondent)                                                                       making a Proposal in response to the Casino Reinvestment Development Authority’s October 2007 Request For Qualifications For CRDA-Sponsored Entertainment Retail District Projects, and that I executed the said Response with full authority so to do; that the said Respondent has not, directly or indirectly, entered into any agreement, participated in any collusion, or otherwise taken any action, in restraint of free competition, in connection with the said RFQ; and that all statements contained in the said Response and in this Affidavit are true and correct, and made with full knowledge that the Casino Reinvestment Development Authority relies upon the truth of the statements contained in the said Response, in this Affidavit and in any statements requested by the Casino Reinvestment Development Authority showing evidence of qualifications in awarding a contract based upon said RFQ.

I further warrant that no person or selling agency has been employed or retained to solicit or secure the said RFQ upon an agreement or understanding for a commission, percentage, brokerage or contingent fee, except bona fide employees or bona fide established commercial or selling agencies maintained by the Respondent.

Authorized Signature

SWORN and SUBSCRIBED to me this day of , 2007.

NOTARY PUBLIC

COMMISSION EXPIRES

LAST PAGE OF CRDA RFQ FOR ENTERTAINMENT RETAIL DISTRICT PROJECTS

EXHIBIT B

(MAP OF DISTRICT PROJECT)

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